CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 31 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 13, 2006, relating to the financial statements and financial highlights appearing in the September 30, 2006 Annual Reports to Shareholders of Vanguard Asset Allocation Fund, Vanguard U.S. Value Fund, and Vanguard Capital Value Fund, which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.











PricewaterhouseCoopers LLP

Philadelphia, PA

January 18, 2007